                                                                    Exhibit 99.1

FIBERNET TELECOM ENTERS INTO $75 MILLION
SENIOR SECURED FINANCING FACILITY

NEW YORK (April 12, 2000) - FiberNet Telecom Group, Inc. (OTCBB:FTGX)
Today announced that it has entered into a $75 million senior secured credit facility (the "Credit Facility") with Deutsche Bank AG, Toronto Dominion (Texas), Inc. and Nortel Networks Inc. FiberNet intends to use the funds available under the Credit Facility for the acquisition and construction of telecommunication assets in its next generation, fiber optic networks in major metropolitan areas and for general corporate purposes. The Credit Facility has a term of four and one-half years, consisting of revolving availability for the first eighteen months and a term loan for the remaining three years.

Michael S. Liss, President and CEO of FiberNet, said "the Credit Facility is a vote of confidence by two of the leading telecom lenders in the world, Deutsche Bank and Toronto Dominion, along with our primary vendor, Nortel. With this increased access to capital, FiberNet will continue to build out its FiberNet in-building networks in Class A office properties and its metropolitan transport networks in gateway cities, advancing its position as the all-optical carrier's carrier for the local loop."

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. is a facilities-based carrier access provider that designs, builds and operates intra-building and metropolitan area broadband networks in commercial, multi-tenant office buildings in major metropolitan markets. FiberNet is pursuing a "carriers' carrier" marketing strategy, selling primarily to telecom carriers and other communications service providers. The Company has exclusive license agreements with national building owners for the construction, implementation and operation of in-building, fiber optic transmission networks that interconnect with the Company's metropolitan area backbone.

FiberNet has lit multiple strands of fiber on its Metropolitan Transport Network covering Downtown and Midtown Manhattan, with extensive plans to expand in New York City and other national markets. The core FiberNet backbone utilizes a diversely routed, self-healing SONET ring architecture inside and outside of its on-net buildings. This network terminates into Class A high-rise office buildings that are equipped with the FiberNet In-Building Network, and into 60 Hudson Street and 111 8th Avenue, premier Manhattan carrier hotels. FiberNet has also launched its primary Network Operations Center at its facility in 60 Hudson Street. FiberNet plans to build out additional carrier hotel sites in New York and other major metropolitan markets.

FiberNet enables the seamless transmission of data, voice and video over a 100% fiber optic, fully redundant, self-healing SONET network that extends from customer premises in office buildings to carrier interconnection points. By extending carrier-class backbone reliability directly to the customer premises, FiberNet is seeking to set a new carrier standard for the local loop. Please visit FiberNet's web site at  http://www.ftgx.com/
                                                 --------------------

FIBERNET NOTE: This press release may contain forward-looking statements. Any and all of our forward-looking statements in this press release or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, without limitation, the following:

availability of capital; the risks associated with significant indebtedness; the dependence on key personnel of the Company; the demand for telecom services; substantial competition; regulatory developments; and other factors affecting the Company's prospects described in the Company's most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1999, and in its other public filings.